Sub-Item 77Q1(d): Copies of Material Amendments to the Trusts Declaration of Trust Relating to Sub-Item 77I The terms of the Class A, Class C, Institutional, Class IR and Class R Shares for the Goldman Sachs Focused
Growth Fund are described in Post-Effective Amendment No. 304 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on January 25, 2012 (Accession No. 0000950123-12-001329). Amendment No. 65 to the Trusts Agreement and Declaration of Trust, dated October 20, 2011, which established Class A, Class C, Institutional, Class IR and Class R Shares for the Fund, is incorporated herein by reference to Exhibit
(a)(66) to Post-Effective Amendment No. 291 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 16, 2011 (Accession No. 0000950123-11-103315).